Exhibit 99.1

Ark Global Announces New Brand Name and Ticker Change to Alkuri Global Acquisition Corp (NASDAQ: KURIU, KURIW)

New brand name aims to better align technology SPAC with broader sponsor investment funds and strategy

NASHVILLE, TENN. -- Ark Global Acquisition Corp. today announced that it has changed its name to Alkuri Global Acquisition Corp and its ticker symbol from ‘ARKIU’ to ‘KURIU’ following customary regulatory approvals. The change is expected to take effect on March 8, 2021 when units will begin trading on NASDAQ under the new name Alkuri Global Acquisition Corp., and ticker symbol ‘KURIU’. Upon separation of units into shares and warrants, shares will trade under the ticker symbol ‘KURI,’ and warrants will trade under the ticker symbol and ‘KURIW’.

Based on the sponsor team’s planned formation of a SPAC and PIPE investment fund under the Alkuri Global brand, the company believes that the name and ticker symbol change reflects an initiative to align the company's brand with the broader strategic opportunities and potential advantages of the sponsor group. The name change was approved by the Ark Global Acquisition Corp Board of Directors on March 2, 2021.

“Whereas Ark was a name of convenience built on the initials of our sponsors, Alkuri means ‘to run toward,’ which reflects our belief that high-growth startups and technology companies need faster, more flexible and efficient paths to fundraising and to the public capital markets,” said Rich Williams, CEO of Alkuri Global Acquisition Corp. “Our time with CEOs and founders has also reinforced our belief that quality teams and companies want to work with experienced operators and sponsors that can continue to create value after a transaction and bring strategic capital beyond a SPAC trust.”

No action is required by existing shareholders with respect to the name and ticker symbol change. Certificates representing common shares of Ark Global Acquisition Corp will not need to be exchanged as a result of the name change.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact --

Alkuri Global Acquisition Corp.

4325 Hillsboro Pike, Suite 300

Nashville, TN 37215

Bill Roberts

Alkuri Global

+1 872-215-1672

bill@alkuri.com